Exhibit 10.2

SEPARATION

AGREEMENT AND MUTUAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS (“Agreement”) is made as of May 31, 2011 by Tracey Gotsis (“Employee” or “You”) concerning your resignation from and release of claims against The Macerich Company (“Company”) or any of its affiliated organizations.

1.                                      Recitals.

a.             Company and Employee have reached an amicable and mutual resolution of issues regarding Employee’s employment which resolution includes your resignation from all employment with the Company, effective as of May 31, 2011 (the “Separation Date”), in exchange for the consideration described below from Company.

b.             You acknowledge that by this Agreement you will be agreeing to a mutual general release of all claims arising from and in any way related to your employment with Company through the date of this Agreement.

In consideration of the covenants, representations, warranties and releases made in this Agreement, and for good and sufficient consideration, as detailed below.

2A.                             Employment Relationship with the Company.

Effective at the close of business on the Separation Date, you are resigning from all employment with the Company.  In addition to receiving your base salary and associated benefits through the Separation Date, you will be paid for any accrued but unused vacation and personal days.  On the Separation Date, you will receive your final regular paycheck.  In regard to Profit Sharing/401(k) Plans and Deferred Compensation Plan, your continuing eligibility will terminate effective on the Separation Date.  Stephanie Cocoran is the contact for additional information regarding disposition of your balances under these Plans.

Your current medical and dental coverage will remain active through the Separation Date.  As you are currently enrolled in the Company’s medical and dental plans, you will have the right to convert to COBRA with the coverage you currently are enrolled in.  If you choose to elect COBRA conversion, the Company will pay for the first 36 months of coverage.  The first date of coverage under COBRA would be June 1, 2011.  COBRA notification (which will detail your rights, response deadlines, cost, and payment procedures) will be mailed to you from our third party administrator.  Please keep in mind that if you want coverage beyond the Separation Date, you must initiate the enrollment process.  Luisa Sheldon is the contact for COBRA information.

2B.                          Consulting Agreement.

Effective at the close of business on the Separation Date, you and Macerich Management Company will enter into a consulting arrangement which will run for the period of time from June 1, 2011 through May 31, 2013 pursuant to the terms and conditions set forth in the form of Consulting Agreement attached hereto as Exhibit A.

2C.                          Vesting of Restricted Stock Units and Exercise Period of SARs.

Even though you are resigning from employment, the 18,621 shares of service-based restricted stock units granted to you in March, 2009 and 2,481 shares of service-based restricted stock units granted to you in March 2011 will continue to vest on the scheduled dates set forth in such grants, and the 43,205 (after adjustment) SARs granted to you in March 2008 which have already vested will continue to have their original 10 year term for exercise, all as though you were continuing to be employed by the Company through such vesting and exercise dates and even in the case of your death, disability or changes to the current Macerich 2003 Comp Equity Incentive Plan.

2D.                          Consideration.

All payments are subject to normal payroll withholdings applicable to such sums.  The consideration set forth in this Agreement is in lieu of any and all payments and/or other consideration of any kind which at any time has been the subject of any prior discussions, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise including, without limitation, future wage and benefit claims. If at any point during the period during which the consideration set forth in this Agreement is being provided, Company receives or otherwise discovers credible evidence that you are in material breach of any provision of this Agreement, the Company’s obligation to continue to allow exercise of the SARs, and vesting of the restricted stock units under Section 2C above shall immediately and forever lapse.

3A.                             Mutual Release of All Claims.

a.             Company and Employee make this Agreement on behalf of themselves and their respective predecessors, successors, ancestors, descendants, spouse, dependents, executors, heirs, administrators, assigns and anyone else claiming by, through or under each of them.

b.             In exchange for the consideration provided herein to all parties to this Agreement, each party hereby agrees to fully release, waive and forever discharge the other including all of Company’s related, affiliated and client entities (including corporations, limited liability companies, partnerships and joint ventures) and with respect to each of the Company and its related, affiliated and client entities:

i)                                         their members, parents, subsidiaries, affiliates, predecessors, successors and associates, participants, present and former, and each of them, and

ii)                                      their directors, shareholders, partners, officers, agents, owners, attorneys, servants, employees, trustees, plan administrators, fiduciaries, representatives and assigns, past and present, and each of them, all of which together and collectively are hereinafter referred to as (“Company Releasees”).

c.             This full release and discharge is effective with respect to all claims, promises, causes of action or similar rights of any type, known or unknown, which either party ever had, now have or may hereafter claim to have had, against the other.

d.             Without limiting the generality of the description in subparagraph 3c above, the claims herein released include, but are not limited to, claims based upon:

i)                                         violations of Title VII of the Civil Rights Act of 1964;

ii)                                      Federal and state statutory or decisional law, including the state wage and hour law, and state Fair Employment and Housing law pertaining to employment discrimination, wrongful discharge or breach of public policy (excepting therefrom, however, claims for statutory indemnity for employment actions taken in good faith in the course and scope of your duties;

iii)                                   and all state, federal and local laws as well as common law for breach of contract, wrongful termination, employment discrimination, negligent or intentional infliction of emotional distress, defamation, fraud, concealment, false promise, negligent misrepresentation, intentional interference with contractual relations, breach of the covenant of good faith and fair dealing, and misrepresentation;

iv)                                  All non-qualified employee benefits plans, promises or agreements, and any and all severance plans, promises, arrangements and representations, but expressly excluding, however, any claims based upon Employee’s participation either in the Company’s 401k and non-qualified Deferred Compensation plans or in any ERISA plan, including but not limited to long term disability coverage provided by the Company;

and

v)                                     the Age Discrimination in Employment Act.

e.                                       Notwithstanding anything to the contrary above, the Release of claims above in this Paragraph 3 is not intended to and does not apply to Employee’s pending applications for long term disability benefits and/or to any claims which cannot be released as a matter of law including claims arising from events which occur after the execution of the Agreement, unemployment claims, state or federal disability claims, or workers’ compensation claims, all of which survive the Release.

f.             Employee retains the right to petition the National Labor Relations Board, the Equal Employment Opportunity Commission and the local state fair employment or equal employment opportunity enforcement agency regarding any conduct which Employee believes, in good faith, to warrant review by such agency, provided, however, Employee acknowledges and agrees that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or money damages) would be and are hereby barred.  In addition, this Release does not prevent Employee from filing any lawsuit authorized by the Age Discrimination in Employment Act challenging the validity of this Release and this Release does not apply to any other rights Employee cannot lawfully release under applicable law.

g.             The parties mutually agree that no action, suit or proceeding has been brought or complaint filed or initiated by the other party or any executor, heir, administrator or assign in any court, or with any governmental body or commission with respect to any matter or course of action based upon any facts that might have occurred prior to the date of this Agreement whether known now or discovered hereafter, nor have either party assigned or transferred any claim being released hereby or purported to do so.

3B.                             Covenants by Employee.

a.                                      Employee shall through and following the date of this Agreement:

i)                                         Refrain from disparaging, criticizing or denigrating any Company Releasees;

ii)                                      Refrain from engaging in or assisting in any litigation against Company relating to anything referring to or occurring prior to the date of this Agreement unless court ordered to do so; and

b.                                     Employee agrees through and following the date of this Agreement:

To refrain from ever disclosing or using any Company Proprietary or Confidential Information, either directly or indirectly, without the express, written consent of Company.  For purposes of this Agreement, “Confidential Information” consists of any and all trade secrets as defined by the California Uniform Trade Secrets Act (California Civil Code§3426, et. seq. and any Arizona law equivalent) and Proprietary Information includes, without limitation, any information concerning any procedures, operations, techniques, data, compilations of information, member lists, pay practices, records, costs, employees, purchasing, sales, salaries, and all other information which is related to any service or business of Company, other than information which is generally known in the industry in which Company’s business is conducted or acquired from public sources all of which Proprietary Information is the exclusive and valuable property of Company.

3C.                             Covenants by Company.

a.              Company shall through and following the date of this Agreement, cause its executive officers to refrain from disparaging, criticizing or denigrating Employee.

b.              Refrain from engaging in or assisting in any litigation against Employee relating to anything referring to or occurring prior to the date of this Agreement unless court ordered to do so.

4A.                             Waiver of § 1542 Rights by Employee.

You expressly waive all rights and relinquish all benefits afforded under Arizona law which are comparable to Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You acknowledge that you may have claims which are covered by the terms of this Agreement which you have not yet discovered.  You acknowledge that you do intend to release any and all such unknown or unsuspected claims arising out of your employment by Company and understand the significance of your waiver of Section 1542.

4B.                             Waiver of § 1542 Rights by Company.

Company expressly waives all rights and relinquishes all benefits afforded under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Company acknowledges that it may have claims which are covered by the terms of this Agreement which it has not yet discovered.  Company acknowledges that it does intend to release any and all such unknown or unsuspected claims arising out of your employment by Company and understands the significance of its waiver of Section 1542.

5.                                      Mutual No Admission of Liability.

Company and Employee agree that this Agreement and the consideration set forth herein are not an admission by Company Releasees or Employee of any wrongdoing or liability.  Company Releasees and Employee specifically deny any liability or wrongful acts against the other.  Company and Employee agree that this Agreement and the covenants made herein are not an admission by Company or Employee of any wrongdoing or liability.  The parties have entered into this Agreement in order to settle all disputes and differences between them, without admitting liability or wrongdoing by any party.

6.                                      SEC Requirements.

The Company may be required to file a copy of this Agreement with the SEC.

7.                                      Binding Effect.

This Agreement shall be binding upon the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

8.                                      Severability.

Should any provision of this Agreement be declared or determined by any court or by an arbitrator to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and the illegal or invalid part, term or provision shall not be deemed to be a part of this Agreement.

9.                                      Entire Agreement.

Company and Employee acknowledge that this Agreement constitutes the entire and exclusive Agreement between Company and Employee with respect to the subject matter hereof and that no other promise, inducement or agreement has been made to either party in connection with the subject matter hereof.  Company and Employee further acknowledge that this Agreement is not subject to modifications of any kind, except for modifications in writing which are signed by both parties.

10.                               Governing Law.

The parties agree that this Agreement shall be construed and enforced pursuant to the laws of the State of Arizona.

11.                               Attorney’s Fees.

Each party shall bear its own costs and attorney’s fees in this matter.

12.                               Dispute Resolution.

If a dispute or claim shall arise with respect to (i) any of the terms or provisions of this Agreement, or the performance of any party hereunder, or (ii) matters relating to this Agreement, then the aggrieved party may, by notice as herein provided and given no later than the expiration of the statute of limitation that Arizona state law prescribes for such a claim, require that the dispute be submitted under the National Rules for Resolution of Employment Disputes of the American Arbitration Association then if effect.  The written decision of the arbitrator shall be binding and conclusive on the parties.  Judgment may be entered in any court having jurisdiction and the parties consent to the jurisdiction of the Superior Court of Maricopa County, Arizona for this purpose.  Any arbitration undertaken pursuant to the terms of this Agreement shall occur in Maricopa County, Arizona unless the parties mutually agree in writing to some other venue.  Each party will bear its own attorney’s fees associated with the arbitration.

13.                               Voluntary Agreement.

Company and Employee hereby acknowledge that each has read this Agreement and fully know, understand and appreciate the contents and effects thereof, and that each executes this Agreement voluntarily and of their own free will and accord.

14.                               Acknowledgement of Waiver of Claims Under ADEA.

a.                                      Employee acknowledges that by executing this Agreement she is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that her waiver and release of such rights is knowing and voluntary.  Employee further acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which she was already entitled.

b.                                      Employee also acknowledges that she has been advised by this writing that:

(i)                                     She should have, and she has consulted with an attorney prior to executing this Agreement.

(ii)                                  She has up to twenty-one (21) days within which to consider this ADEA waiver and release;

(iii)                               She has seven (7) days following her execution of this Agreement to revoke this ADEA waiver and release;

(iv)                              The ADEA waiver and release shall not be effective until the revocation period has expired; and

(v)                                 The twenty-one (21) day period set forth above shall run from the date Employee receives this Agreement.  Employee and the Company agree that any modifications made to this Agreement prior to its execution shall not restart, or otherwise affect, this twenty-one day consideration period.

c.                                       Employee further agrees and acknowledges that in the event she revokes her ADEA waiver and release in accordance with this Section 16, Employee’s general release of claims set forth in Section 3A above shall no longer include any release or waiver of claims under the ADEA but shall otherwise remain in full force and effect as to all non-ADEA claims released and/or waived therein.  In the event that Employee revokes her ADEA waiver and release in accordance with this Section 16, Employee further agrees and acknowledges that she shall not be entitled to the consideration set forth in Sections 2C and 2D above.

Very truly yours,

The Macerich Company,
A Maryland corporation

By:	/s/ Richard A. Bayer
Richard A. Bayer
Sr. EVP & Chief Legal Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS OF THE FOREGOING RELEASE OF CLAIMS.

Date: June 7, 2011	/s/ Tracey Gotsis
Tracey Gotsis

EXHIBIT A

FORM OF CONSULTING AGREEMENT

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into as of June 1, 2011 by and between Tracey Gotsis, an individual (“Consultant”), and Macerich Management Company, a California corporation (the “Company”).  Consultant and the Company agree as follows:

I.                                        Engagement

The Company hereby engages Consultant and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for the Consulting Term.  The “Consulting Term” is the period of time commencing on June 1, 2011 (the “Effective Date”) and ending on the first to occur of:  (1) May 31, 2013; (2) Consultant’s written notice to the Company that she elects to terminate the Consulting Term for any reason; or (3) the date that Consultant materially breaches one of her obligations or agreements under this Consulting Agreement or under the Separation Agreement and Release of Claims between The Macerich Company and Consultant dated as of May 31, 2011.

A.                                    Performance

Consultant shall perform consulting services as requested by the Company with reasonable notice as to matters with which Consultant is familiar or about which Consultant has acquired knowledge, expertise, or experience.

B.                                    Competent Service

Consultant agrees to honestly and faithfully conduct herself at all times during the performance of consulting services for the Company.  Consultant agrees to perform her services in a diligent and competent manner.

II.            Compensation

In consideration for the services to be provided by Consultant, the Company will pay Consultant a Consulting Fee of Ten Thousand Dollars ($10,000) each month (the “Consulting Fee”).  The Consulting Fee shall be prorated for the first and last month of the Consulting Term, based upon actual days during the Consulting Term as a percentage of the actual days in such calendar months. The Consulting Fee for a particular month shall be paid not later than fifteen days following that month.  The Company shall also pay or reimburse any expenses reasonably incurred by Consultant in performing the services.

III.          Termination

Upon termination or expiration of the Consulting Term pursuant to Section I, this Agreement shall terminate without further obligations to or by the Consultant under this Agreement, other than for payment of Consultant’s Consulting Fee through the month in which the Consulting Term ends (to the extent not theretofore paid).

IV.          Relationship

A.                                    Independent Contractor

Consultant shall operate at all times under this Consulting Agreement as an independent contractor of the Company.

B.                                    Agency

This Consulting Agreement does not authorize Consultant to act as an agent of the Company or any of its affiliates or to make commitments on behalf of the Company or any of its affiliates.  Consultant and the Company intend that an independent contractor relationship be created by this Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action.  Consultant shall at no time hold herself out as an agent of the Company or any of its affiliates for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind the Company or any of its affiliates to any obligation whatsoever.

C.                                    Taxes

Consultant and the Company agree that Consultant is not an employee for state or federal tax purposes.  Consultant shall be solely responsible for any taxes due as a result of the payment of any consulting fee or other compensation pursuant to this Consulting Agreement.  Consultant will defend and indemnify the Company and each of its affiliates from and against any tax arising out of Consultant’s failure to pay such taxes with respect to any such payments.  If the Company reasonably determines that applicable law requires that taxes should be withheld from any payments or other compensation and benefits pursuant to this Consulting Agreement, the Company reserves the right to withhold, as legally required, and to notify Consultant accordingly.

D.                                    Workers’ Compensation and Unemployment Insurance

Consultant is not entitled to workers’ compensation benefits or unemployment compensation benefits provided by the Company.  Consultant shall be solely responsible for the payment of her workers’ compensation, unemployment compensation, and other such payments.  The Company will not pay for workers’ compensation for Consultant.  The Company will not contribute to a state unemployment fund for Consultant.  The Company will not pay the federal unemployment tax for Consultant.

E.                                    Benefits

Consultant shall not be entitled to participate in any vacation, medical, retirement, or other health and welfare or fringe benefit plan of the Company by virtue of this Consulting Agreement, and Consultant shall not make claim of entitlement any such employee plan, program or benefit on the basis of this Consulting Agreement.  Nothing in this Consulting Agreement is intended, however, to supersede or otherwise affect Consultant’s rights to continued medical, dental or group health or life insurance coverage following her termination of employment with the Company pursuant to COBRA.

V.                                    Non-Disparagement

Consultant agrees that she will not at any time during the Consulting Term, (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that denigrates or disparages, either professionally or personally, the Company, any of its subsidiaries or affiliates, or any of their respective directors, officers, or employees, successors or products, past and present, or (2) make any statement or engage in any conduct that has the purpose (or which a reasonable person reasonably should have known would likely have the effect) of disrupting the business of the Company or any of its subsidiaries or affiliates.

VI.                               Miscellaneous

A.                                    Successors

This Consulting Agreement is personal to each of Consultant and the Company and shall not, without the prior written consent of the other, be assignable by either of them.  Notwithstanding the above, this Consulting Agreement shall remain a continuing obligation of Company and shall be binding and enforceable against Company’s successors and assigns.

B.                                    Waiver and Modification

No waiver of any breach of any term or provision of this Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Consulting Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  This Consulting Agreement may not be amended or modified other than by a written agreement executed by Consultant and an authorized officer of the Company.

C.                                    Complete Agreement

This Consulting Agreement constitutes and contains the entire agreement and final understanding concerning Consultant’s consulting relationship with the Company and its affiliates, and the other subject matters addressed herein between the parties, and it supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof provided, however, that Consultant’s confidentiality, proprietary information, trade secret and similar obligations under any existing agreement with the Company shall continue.

D.                                    Severability

If any provision of this Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Consulting Agreement are declared to be severable.

E.                                    Choice of Law

This Consulting Agreement shall be deemed to have been executed and delivered within the State of Arizona, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Arizona without regard to principles of conflict of laws.

F.                                     Advice of Counsel

In entering this Consulting Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Consulting Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.  Each party has cooperated in the drafting and preparation of this Consulting Agreement.  Hence, in any construction to be made of this Consulting Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

G.                                   Attorney Fees

In the event that any parties hereto institute legal action, arbitration or otherwise to enforce any of the terms and conditions or provisions contained here, or for any breach hereof, the prevailing party in such action shall be entitled to costs, expenses and actual attorneys’ fees in addition to any other award of damages.

H.                                   Counterparts

This Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

I.                                        Headings

The section headings contained in this Consulting Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.

I have read the foregoing Consulting Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 7th day of June, 2011.

CONSULTANT

/s/ Tracey Gotsis
Tracey Gotsis

EXECUTED this 7th day of June, 2011.

THE COMPANY

THE MACERICH COMPANY,
A MARYLAND CORPORATION

/s/ Richard A. Bayer
Richard A. Bayer